PROSPECTUS	Filed pursuant to Rule 424(b)(4) Registration Statement No. 333-169665
CHINA TECHNOLOGY DEVELOPMENT GROUP CORPORATION
US$30,000,000 of Common Stock that may be offered by the Company
and
5,322,260 shares of Common Stock that may be offered by the Selling Shareholders
     We may offer and sell common stock from time to time in one or more offerings, at prices and on terms described in one or more supplements to this prospectus, for a maximum aggregate offering price of up to $30,000,000. In addition, this prospectus may be used to offer from time to time up to an aggregate of 5,322,260 shares of common stock for the account of the selling shareholders. We will not receive any proceeds from any sales of common stock by the selling shareholders. Our common stock is listed on the NASDAQ Capital Market under the symbol “CTDC.” On October 20, 2010, the last reported sale price of our common stock on the NASDAQ Capital Market was $2.65 per share.
     This prospectus provides you with a general description of our common stock. We will provide updated information, if required, whenever we or any selling shareholder offers common stock pursuant to this prospectus. This may include a prospectus supplement that will contain the specific terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used by us to offer and sell securities unless accompanied by a prospectus supplement. You should carefully read this prospectus and any prospectus supplement, as well as all documents incorporated by reference in this prospectus and any prospectus supplement, before you invest in our common stock.
     Investing in our securities involves risks. You should read the “Risk Factors” sections on page 1 of this prospectus and contained in any prospectus supplement and the documents we incorporate by reference in this prospectus and any prospectus supplement before investing in our common stock.
     To our knowledge, the aggregate market value of our outstanding common stock held by non-affiliates of our company is $36,850,797, based on 21,360,389 shares outstanding as of October 20, 2010, of which 13,905,961 shares are held by non-affiliates, and a price of $2.65 per share based on the last reported sale price of our common stock on the NASDAQ Capital Market on October 20, 2010. We have not offered any securities pursuant to General Instruction I.B.5. of Form F-3 during the prior 12-calendar-month period that ends on, and includes, the date of this prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus, any prospectus supplement or the documents incorporated by reference in this prospectus or any prospectus supplement. Any representation to the contrary is a criminal offense.
The date of this prospectus is October 21, 2010.

i

ABOUT THIS PROSPECTUS
     You should read this prospectus and any prospectus supplement together with the additional information described under the headings “Incorporation of Documents by Reference” and “Where You can Find More Information.”
     In this prospectus, unless otherwise indicated or unless the context otherwise requires,
•	“we,” “us,” “our company,” “our,” “CTDC,” the “Company” or the “Registrant” refers to China Technology Development Group Corporation, a company incorporated under the laws of British Virgin Islands and formerly known as Tramford International Limited;

•	the “Group” refers to the Company and its subsidiaries as a whole;

•	“common shares” or “common stock” refers to our shares of common stock, par value $0.01 per share;

•	“China” or “PRC” refers to the People’s Republic of China;

•	“Renminbi” or “RMB” refers to the legal currency of China; and

•	“$”, “dollars”, “US$” or “U.S. dollars” refers to the legal currency of the United States.
     This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or the SEC, utilizing a shelf registration process permitted under the Securities Act of 1933, as amended, or the Securities Act. Under the shelf registration process, we or any selling shareholder may sell our common stock from time to time and in one or more offerings. We will provide updated information, if required, whenever we or a selling shareholder offers common stock pursuant to this prospectus. This may include a prospectus supplement that will contain the specific terms of the offering. Any prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. If we sell any common stock pursuant to this prospectus, we will disclose the results of the distribution of such securities on a Form 6-K report filed with the SEC.
     You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. Neither we nor any selling shareholder have authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor any selling shareholder are making an offer to sell common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any prospectus supplement is accurate as of its respective date, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

INCORPORATION OF DOCUMENTS BY REFERENCE
     The SEC allows us to incorporate by reference the information we file with it. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since such date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that is filed later.
     We incorporate by reference the documents listed below:
•	our annual report on Form 20-F for the fiscal year ended December 31, 2009 filed with the SEC on June 30, 2010, or Annual Report;

•	our reports on Form 6-K filed with the SEC on January 20, 2010, February 5, 2010, April 29, 2010, May 7, 2010, May 28, 2010, June 30, 2010, October 12, 2010, October 13, 2010 and October 18, 2010;

•	the description of our common stock contained in our registration statement on Form F-1 (File No. 333-6082) filed on November 21, 1996; and

•	all our future annual reports on Form 20-F, including any amendment thereto, and our reports on Form 6-K or a portion of such reports that we indicate are incorporated by reference into this prospectus, until all of the common stock offered by this prospectus is sold.
     We file annual reports on Form 20-F and reports on Form 6-K and other information with the SEC in accordance with the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy our reports and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site at www.sec.gov that contains reports and other information we filed with the SEC using its EDGAR system.
     We will provide to you, upon your written or oral request, without charge, a copy of any or all of the documents referred to above incorporated in this prospectus by reference, except for exhibits to such documents unless the exhibits are specifically incorporated by reference into the documents. Requests for such documents should be directed to China Technology Development Group Corporation, Unit 1010-11, 10/F, West Tower, Shun Tak Centre, 168-200 Connaught Road Central, Hong Kong, China, Attention: Company Secretary, telephone number: (011) 852 3112 8461.

FORWARD-LOOKING STATEMENTS
     This prospectus and any accompanying prospectus supplement may contain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements, which are not statements of historical fact, may contain estimates, assumptions, projections and/or expectations regarding future events, which may or may not occur. In some cases, you can identify these forward-looking statements by words such as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “plan,” “predict,” “potential,” “seek,” “should,” “will,” “would” or similar expressions, including their negatives. We do not guarantee that the transactions and events described in this prospectus or any prospectus supplement will happen as described or that they will happen at all. You should read this prospectus and any prospectus supplement completely and with the understanding that actual future results may be materially different from what we expect. The forward-looking statements made in this prospectus and any prospectus supplement relate only to events as of the date on which the statements are made. We undertake no obligation, beyond that required by law, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, even though our situation will change in the future.
     Whether actual results will conform with our expectations and predictions is subject to a number of risks and uncertainties, many of which are beyond our control, and reflect future business decisions that are subject to change. Some of the assumptions, future results and levels of performance expressed or implied in the forward-looking statements we make inevitably will not materialize, and unanticipated events may occur which will affect our results. The “Risk Factors” section of this prospectus directs you to a description of the principal contingencies and uncertainties to which we believe we are subject.
     This prospectus and any prospectus supplement also contain or incorporate by reference data related to the general solar industry and the solar power markets in several countries, including China. This industry and market data, including those from independent third-party sources, includes projections that are based on a number of assumptions. The general solar power market may not grow at the rates projected by the market data, or at all. The failure of the market to grow at the projected rates may materially and adversely affect our business and the market price of our common stock. In addition, the rapidly changing nature of the solar power market and related regulatory regimes subject any projections or estimates relating to the growth prospects or future condition of our industry to significant uncertainties. If any one or more of the assumptions underlying the industry and market data proves to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

SUMMARY
     We are a provider of solar energy products and solutions in China. Founded in September 1995, we were formerly engaged in sanitary wares and ceramic tiles manufacturing, system integration services, network security services and related software development, and manufacturing and marketing of a series of nutraceutical products utilizing bio-active components of bamboo. In 2007, we decided to pursue a different line of business principally engaging in the development of eco-friendly technologies and products, which we refer to as the green industry. In September 2007, we entered into the solar industry by manufacturing SnO2 solar base plates, which are a type of transparent conductive oxide, or TCO, glass. TCO glass is a key component of thin-film solar cells. In July 2010, we commenced production of solar modules from monocrystalline and multicrystalline solar cells. Also in 2010, we entered into a cooperation framework agreement with Xintang Media Technology (Beijing) Limited, its shareholders and associated companies, pursuant to which we intend to acquire Xintang to enter into the advertising and media business in China. The completion of this acquisition is contingent upon the satisfaction of a number of conditions, including a fair value determination by an international independent appraiser, completion of restructuring of the target companies, cooperation between Xintang and Xinhua News Agency and approval from our shareholders in a general meeting. If any of these conditions is not satisfied, we may not be able to complete this acquisition and enter into the advertising and media business.
     Our company is headquartered in Hong Kong with production and distribution facilities, together with research and development capability, strategically located in China Merchants Zhangzhou Development Zone, Fujian Province, Southern China. Our executive offices are located at Unit 1010-11, 10/F, West Tower, Shun Tak Centre, 168-200 Connaught Road Central, Hong Kong, China, and our telephone number is (852) 3112 8461. Our corporate website is located at www.chinactdc.com. The information on our website is not incorporated by reference into, and does not form any part of, this prospectus.
RISK FACTORS
     You should read the risks and uncertainties set forth in the section entitled “Risk Factors” in our Annual Report, which is incorporated by reference in this prospectus, and the “Risk Factors” section in any prospectus supplement, before investing in any common stock that may be offered pursuant to this prospectus.
USE OF PROCEEDS
     Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the sale of the common stock offered by us pursuant to this prospectus for general corporate purposes and working capital requirements. We will not receive any proceeds from any sales of common stock by any selling shareholder.

CAPITALIZATION
     The following table presents our capitalization as of December 31, 2009. You should read this capitalization table in conjunction with “Management’s Discussion and Analysis” and our consolidated financial statements included in our Annual Report.

As of December 31, 2009
(US$)
(in thousands, except
share and per share data)
Liabilities relating to warrants	440

Common stock, par value US$0.01 per share (4,000,000,000 shares authorized; 19,300,390 shares issued and outstanding)	214

Preferred stock, par value US$0.01 per share (1,000,000,000 shares authorized; 1,000,000 shares issued and outstanding)	11

Additional paid-in capital	70,650

Accumulated deficit	(56,291)

Accumulated other comprehensive loss	(274)

Total shareholders’ equity	14,310

Total capitalization	14,750
The information in the above table does not include:
•	200,000 shares of common stock issuable upon the exercise of a warrant issued to a consultant on January 12, 2010 in consideration for advisory services provided to the group with an exercise price of US$6.00 per share, which warrant had not been exercised as of September 30, 2010;
•	300,000 shares of common stock issuable upon the exercise of a warrant issued to a consultant on April 14, 2010 in consideration for advisory services provided to the group with an exercise price of US$3.50 per share, which warrant had not been exercised as of September 30, 2010; and
•	2,000,000 shares of common stock issued in a private placement on April 28, 2010 at a price of US$3.01 per share.

DESCRIPTION OF CAPITAL STOCK
Authorized and Outstanding Capital Stock
     We were incorporated on September 19, 1995 under the British Virgin Islands International Business Companies Act, and we were subsequently re-registered under the BVI Business Companies Act 2004 with registration number 161076. Our authorized capital is comprised of two classes of shares divided into 4,000,000,000 shares of common stock, par value $0.01 per share, and 1,000,000,000 shares of preferred stock, par value $0.01 per share. As of the date of this prospectus, there were 21,360,389 shares of common stock and 1,000,000 shares of Series A Preferred Stock issued and outstanding.
     Set forth below is a summary of the material provisions of our capital stock contained in our Memorandum of Association and Articles of Association. This summary does not purport to be complete and is qualified in its entirety by reference to our Memorandum of Association and Articles of Association, which are included as an exhibit to the registration statement of which this prospectus forms a part.
Common Stock
     General. All of our common shares are fully paid and non-assessable when issued. Certificates representing the common stock are issued in registered form. Any nonresidents of the British Virgin Islands may freely hold, vote and transfer our shares of common stock in the same manner as British Virgin Islands residents.
     Dividends. The holders of our common stock are entitled to such dividends as may be declared by our board of directors, but dividends may only be declared and paid out of surplus.
     Voting Rights. Holders of our common stock are entitled to one vote for each whole share on all matters to be voted upon by shareholders. Voting at any meeting of shareholders is conducted by poll and the result of any voting by poll are duly recorded in the minutes of the meeting of shareholders by the chairman of the meeting. Shareholders do not have cumulative voting rights.
     Our directors are required to convene an annual meeting of shareholders for election of directors and such other matters at such times and in such manner and place as our directors consider necessary or desirable. Upon the written request of shareholders holding 20% or more of our outstanding voting shares, our directors will convene a meeting of shareholders. A notice of shareholders meeting will be given at least 21 days in advance to the shareholders who are entitled to vote at the meeting. A quorum is constituted if there are present, in person or by proxy, holders of not less than 1/3 of the shares entitled to vote at the meeting.
     Our shareholders also can take, by resolution of shareholders consented to in writing or by telex, telegram, cable or facsimile, any action that may be taken at a meeting without the need for any notice.
     In order for an ordinary resolution to be approved at a duly convened and constituted meeting of our shareholders, the affirmative vote of a simple majority of the votes of the shares entitled to vote thereon must be cast in the meeting, while a special resolution requires the affirmative vote of not less than 75% of the votes of the shares entitled to vote thereon that were present at the meeting and were voted and not abstained. In the case of a resolution consented to in writing, be it either ordinary resolution or special resolution, the affirmative vote of 75% of the votes of the shares entitled to vote thereon is required.
     Designations, Powers and Preferences. All of our common shares have one vote each, have the same rights with regard to dividends and distributions upon liquidation of our company and are subject to redemption, purchase or acquisition by our company for fair value. In the event of a liquidation of our company, all assets available for distribution to the holders of common stock are distributable among them according to their respective shareholdings. Shareholders have no preemptive rights to purchase any additional, unissued shares of our common stock.
     Variations of Class Rights. If at any time our authorized capital is divided into different classes or series of shares, the rights attached to any class or series, unless otherwise provided by the terms of issue of the shares of that class or series, may be varied with the consent in writing of (1) the holders of not less than 75% of the issued shares of that class or series and (2) the holders of not less than 75% of the issued shares of any other class or series of shares that may be affected by such variation.
     Change in Capital. Our shareholders may, by an ordinary resolution, amend our Memorandum of Association to increase or reduce our authorized capital. In connection therewith, shareholders may increase or reduce the number of any unissued shares and/or increase or reduce the par value of any such shares.

Preferred Stock
     Our board of directors is vested with the authority to authorize by resolution from time to time the issuance of preferred shares in one or more series and to prescribe the number of preferred shares within each such series and the voting powers, designations, preferences, limitations, restrictions and relative rights of each such series. In November 2007, our board of directors approved the following rights, preferences and privileges of our Series A Preferred Stock:
     Voting rights. The outstanding shares of Series A Preferred Stock have an aggregate voting power equal to 25% of the combined voting power of our common stock and preferred stock.
     Dividends. Holders of Series A Preferred Stock are entitled to receive dividends only as, when and if such dividends are declared by our board of directors.
     Liquidation preference. In the event of any distribution of assets upon any liquidation, dissolution or winding up of our company, whether voluntary or involuntary, after payment or provision for payments of our debts and other liabilities, holders of Series A Preferred Stock are entitled to receive out of our assets an amount equal to the consideration paid by them for each such share plus any accrued and unpaid dividends with respect to such shares of Series A Preferred Stock through the date of such liquidation, dissolution or winding up, before any payments or distributions are made to, or set aside for, the common stock or any other equity security of our company.
     Rank. As to payment of dividends and as to distribution of assets upon liquidation, dissolution or winding-up of our company, whether voluntary or involuntary, all shares of Series A Preferred Stock rank prior to our common stock.
     Redemption. The Series A Preferred Stock is not redeemable.
     Convertible. The Series A Preferred Stock is not convertible.

SELLING SHAREHOLDERS
     This prospectus covers the resale from time to time by the selling shareholders named below of up to an aggregate of 5,322,260 shares of our common stock that were issued to the selling shareholders pursuant to following transactions exempt from registration under the Securities Act:
•	On April 28, 2009, we and two of our subsidiaries, China Green Industry Group Ltd. and China Green Holdings Ltd., or CGHL, entered into a subscription agreement with CMTF Private Equity One. Pursuant to the subscription agreement, CGHL issued to CMTF Private Equity One a convertible note with principal amount of US$10 million with a three-year maturity and an interest rate equal to Hong Kong Prime Rate. We guaranteed the obligations of CGHL under the convertible note. The convertible note was, at the holder’s option, either convertible into the outstanding ordinary shares of CGHL or exchangeable for shares of our common stock. In November 2009, CMTF Private Equity One exchanged the entire principal amount of the convertible note for 3,322,260 shares of our common stock. Pursuant to a registration rights agreement entered into on May 12, 2009, we granted registration rights to CMTF Private Equity One for the shares issued in exchange for the convertible note. For additional information regarding the private placement and copies of the related transaction documents, please see our report on Form 6-K filed with the SEC on May 7, 2009.
•	On April 28, 2010, we entered into a subscription agreement with China Wanhe Investment Limited in connection with a private placement transaction. Pursuant to the subscription agreement, we issued and sold 2,000,000 shares of our common stock to China Wanhe Investment Limited on May 6, 2010, and we covenanted to register the resale of those shares for China Wanhe Investment Limited. For additional information regarding the private placement and a translation version of the related agreement, please see our report on Form 6-K filed with the SEC on April 29, 2010.
     The table below, which was prepared based on information filed publicly or supplied to us by the selling shareholders, sets forth certain information regarding the beneficial ownership of outstanding common stock owned by the selling shareholders and the shares that they may sell or otherwise dispose of from time to time under this prospectus. However, we do not know when or in what amount (if any) the selling shareholders may offer their shares for sale under this prospectus.
     The number of shares disclosed in the table below as “beneficially owned” are those beneficially owned as determined under the rules of the SEC. In computing the number of shares beneficially owned by a selling shareholder and the percentage of ownership of that selling shareholder, common stock underlying convertible securities, options or warrant to purchase common stock held by that selling shareholder that are convertible or exercisable, as the case may be, within 60 days of the date of this prospectus are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage of beneficial ownership of any other selling shareholder. Each selling shareholder’s percentage of ownership in the following table is based on 21,360,389 shares of common stock outstanding as of October 20, 2010.
     Unless otherwise indicated, the selling shareholders have, to our knowledge, sole voting and investment power with respect to the shares of common stock beneficially owned by them. In addition, none of the selling shareholders has any family relationship with our directors or officers. Furthermore, unless otherwise indicated, to our knowledge the selling shareholders (i) purchased the shares of common stock covered by this prospectus in the ordinary course of business, (ii) at the time of purchasing such shares, had no agreements or understandings, directly or indirectly, with any person to distribute such shares, and (iii) have had no position, office or other material relationship with our company or any of our predecessors or affiliates within the past three years.
     Information concerning any selling shareholder may change from time to time, and any changed information will be presented in a prospectus supplement or post-effective amendment as necessary.

	Common Stock Beneficially			Common Stock Beneficially
	Owned		Common Stock	Owned
	Prior to Offering		Being Offered	Following Offering (1)
Name and Address	Number	Percent	Hereby	Number	Percent
CMTF Private Equity One (2) 48/F, One Exchange Square, Central, Hong Kong SAR, China	3,322,260	15.6%	3,322,260	0	0

China Wanhe Investment Limited Suite 2616, Jardine House, 1 Connaught Place, Central Hong Kong SAR, China	2,000,000	9.4%	2,000,000	0	0

(1)	Assuming all the securities offered are sold.

(2)	CMTF Private Equity One is an investment fund managed by CMS Capital (HK) Co., Ltd. (formerly known as CMTF Asset Management Limited) whose entire equity interest is ultimately owned by China Merchants Group. Through its ownership of China Technology Investment Group Limited (formerly known as China Biotech Holdings Limited) and CMTF Private Equity One, we believe that China Merchants Group is the largest shareholder of our company. Designated by CMTF Private Equity, Mr. Feng Yu has been appointed as a director of China Green Holdings Limited, one of our wholly-owned subsidiaries.

PLAN OF DISTRIBUTION
     We or the selling shareholders or, subject to applicable law, their respective pledgees, donees, distributees, transferees or other successors in interest may sell shares of common stock from time to time in privately negotiated or public transactions to affiliates or unrelated third parties. Any shares sold to an affiliate may be subsequently resold to an affiliate or unrelated third party. Such transactions may be executed on or off the NASDAQ Capital Market, at prevailing market or negotiated prices, and may include, without limitation, one or any combination of the following types of transactions:
•	ordinary brokers’ transactions;

•	transactions involving the NASDAQ Capital Market, whether regular way trades, block trades or otherwise;

•	purchases by brokers, dealers or underwriters as principal and resale by these purchasers for their own accounts pursuant to this prospectus;

•	“at the market,” to or through market makers, or into an existing market for our common stock;

•	direct sales to purchasers or sales effected through agents and similar transactions not involving market makers or established trading markets;

•	through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);

•	in privately negotiated transactions; or

•	to cover short sales.
     The selling shareholders may also sell shares pursuant to Rule 144 under the Securities Act, if available, rather than pursuant to this prospectus. In the event that one or more of the selling shareholders sells or otherwise transfers shares of common stock to an affiliate, we will supplement or amend this prospectus to name such affiliate as a selling shareholder.
     In effecting sales, brokers or dealers engaged by our company or the selling shareholders may arrange for other brokers or dealers to participate in the resales. We or the selling shareholders may enter into hedging transactions with broker-dealers and, in connection with those transactions, broker-dealers may engage in short sales of our common stock. The selling shareholders also may sell our common stock short and deliver shares to close out such short positions. We or the selling shareholders also may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of common stock, which the broker-dealer may resell pursuant to this prospectus. We or the selling shareholders also may pledge shares of common stock to a broker or dealer. Upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.
     Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from our company or the selling shareholders in amounts to be negotiated in connection with the sale. The selling shareholders and any participating brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commission, discount or concession these “underwriters” receive may be deemed to be underwriting compensation.
     To the extent required, the following information will be set forth in a supplement to this prospectus:
•	information regarding any underwriter or other broker-dealer, acting as principal or agent for our company or the selling shareholders;

•	the compensation to be received by any underwriters or compensation to be received by any broker-dealer acting as principal or agent for our company or the selling shareholders; and

•	the compensation to be paid to other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions.
     Any dealer or broker participating in any distribution of our common stock may be required to deliver a copy of this prospectus, including any prospectus supplement, to any person who purchases any shares of common stock from or through such dealer or broker.
     We have advised the selling shareholders that they are required to comply with Regulation M promulgated under the Exchange Act during any time that they may be engaged in a distribution of the common stock. With some exceptions, Regulation M precludes the selling shareholders, any affiliated purchasers and any underwriter, broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security that is the subject of the distribution until the distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

EXPENSES
     The following table provides the information regarding expenses payable by us in connection with this offering. All amounts shown are estimates, except for the SEC registration fee. It is anticipated that we will pay all expenses of the offering. In no event will we be responsible for any commissions, underwriting discounts or similar charges on sales of common stock by the selling shareholders.

SEC registration fee	$2,842
Legal fees and expenses	77,500
Accounting fees and expenses	36,000
Filing and printing expenses	1,200
Miscellaneous	7,458

Total	$125,000

LEGAL MATTERS
     The validity of the securities offered by this prospectus has been passed upon for us by Harney Westwood & Riegels, our special legal counsel as to British Virgin Islands law.
EXPERTS
     The consolidated financial statements of China Technology Development Group Corporation and its subsidiaries as of December 31, 2008 and for the years ended December 31, 2007 and 2008, incorporated in this Prospectus by reference from our Annual Report on Form 20-F have been audited by Deloitte Touche Tohmatsu CPA, Ltd., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte Touche Tohmatsu CPA, Ltd. are located at 13/F, China Resources Building, 5001 Shennan Road East, Shenzhen 518010, China.
     The consolidated financial statements for the fiscal year ended December 31, 2009 and for the year then ended incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The offices of PricewaterhouseCoopers Zhong Tian CPAs Limited Company are located at 38/F, Shun Hing Square, Di Wang Commercial Centre, 5002 Shennan Road East, Shenzhen 518008, China.
WHERE YOU CAN FIND MORE INFORMATION
     We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file with or furnish to the SEC reports, including annual reports on Form 20-F, and other information. All information filed with or furnished to the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Additional information may also be obtained over the Internet at the SEC’s website at www.sec.gov.
     As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, and we are exempt from the provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information.
COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.